Pricing Supplement No. 93  Dated June 2, 1998
(To Prospectus Supplement dated April 3, 1998
and Prospectus dated March 18, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-47753

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount: $13,300,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61687Y DA2

Trade Date: June 2, 1998

Settlement Date: June 5, 1998

Maturity Date: November 26, 1999

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.958%  ($13,294,414)

Interest Rate (per annum): 5.73%

Interest Payment Date(s):  November 26, 1999 (subject to
Business Day convention described in the Prospectus
Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                   (     )  Other:

Day Count Basis:       (     )  30/360
                        ( X )  Actual/360

Form:     ( X)   Book-Entry Note (DTC)
         (    )   Certificated Note

Redemption:
 (  X  )  The Notes may not be redeemed prior to stated
maturity.
 (     )    The Notes may be redeemed.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A


Sinking Fund:  None

Right of Payment:
(    )  Subordinated   ( X  )  Unsubordinated

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $100,000 with $50,000 integral multiples thereafter.

Plan of Distribution:

     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JMPSI") at a price of 99.958% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $13,300,000 aggregate principal amount of the Notes to PaineWebber Incorporated at a price of 99.958% of the principal amount of the Notes.

      The Company has agreed to indemnify JPMSI and PaineWebber Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.